Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Media:	Jim Mazzola 858-617-1203 jim.mazzola@carefusion.com	Investors:	Carol Cox 858-617-2020 carol.cox@carefusion.com

CAREFUSION ANNOUNCES COMPLETION OF EXCHANGE OFFER FOR

4.125% SENIOR NOTES DUE 2012, 5.125% SENIOR NOTES DUE 2014,

AND 6.375% SENIOR NOTES DUE 2019

SAN DIEGO, Feb. 5, 2010 – CareFusion Corporation (NYSE:CFN) announced today that it has completed its previously announced offer to exchange (the “Exchange Offer”) any and all of its outstanding $250 million aggregate principal amount of 4.125% Senior Notes due 2012, $450 million aggregate principal amount of 5.125% Senior Notes due 2014, and $700 million aggregate principal amount of 6.375% Senior Notes due 2019 (collectively, the “Initial Notes”) for new 4.125% Senior Notes due 2012, new 5.125% Senior Notes due 2014, and new 6.375% Senior Notes due 2019 (collectively, the “New Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”).

The Exchange Offer was made pursuant to a Registration Rights Agreement entered into by CareFusion when it originally issued the Initial Notes on July 21, 2009. As CareFusion issued the $1.4 billion aggregate principal amount of Initial Notes in a private placement transaction, the Initial Notes were subject to transfer restrictions. The purpose of the Exchange Offer was to allow holders of the Initial Notes to exchange their notes for New Notes that did not have these restrictions. Following the Exchange Offer, CareFusion will continue to have $1.4 billion aggregate principal amount of notes outstanding.

The terms of the New Notes issued in the Exchange Offer are substantially the same as the terms of the Initial Notes, except that the New Notes are registered under the Securities Act, have no transfer restrictions under the federal securities laws, no registration rights, no rights to additional interest and are not subject to the special mandatory redemption feature. All of the Initial Notes were submitted for exchange, and the Company has accepted for exchange all the Initial Notes validly tendered and not withdrawn pursuant to the Exchange Offer.

This announcement does not constitute an offer to purchase or a solicitation of an offer to sell securities. The Exchange Offer was made only pursuant to a prospectus and the related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

About CareFusion Corporation

CareFusion (NYSE: CFN) is a global corporation serving the health care industry with products and services that help hospitals measurably improve the safety and quality of care. The company develops market-leading technologies including Alaris® IV pumps, Pyxis® automated dispensing and patient identification systems, AVEA® and Pulmonetic Systems ventilators, ChloraPrep® products, MedMined™ services for infection surveillance, NeuroCare neurological monitoring and diagnostic products, V. Mueller® surgical instruments, and an extensive line of products that support interventional medicine. CareFusion employs more than 15,000 people across its global operations. More information may be found at www.carefusion.com.

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